Exhibit F-4

Energy East Corporation
Consolidating Retained Earnings Statement
For the Twelve Months Ended December 31, 2002
(Thousands)

	Energy East Holding Company	Energy East Management Corporation	RGS Energy Group, Inc. Consolidated	Connecticut Energy Corporation Consolidated

Retained earnings at beginning of year	$998,281	-	$164,197	$4,075
Net income (loss) available for common shareholder(s)	188,603	-	169,765	11,295
Common stock dividends	(125,456)	-	(90,000)	(10,000)

Retained earnings at end of year	$1,061,428	-	$243,962	$5,370

	CMP Group, Inc. Consolidated	CTG Resources, Inc. Consolidated	Berkshire Energy Resources Consolidated	The Energy Network, Inc. Consolidated

Retained earnings at beginning of year	$(13,934)	$14,315	$(113)	$(86,794)
Net income (loss) available for common shareholder(s)	47,953	19,597	884	1,735
Common stock dividends	(53,113)	(17,500)	-	-

Retained earnings at end of year	$(19,094)	$16,412	$771	$(85,059)

	Energy East Enterprises, Inc. Consolidated	Energy East Eliminations	Energy East Consolidated

Retained earnings at beginning of year	$(3,753)	$(77,993)	$998,281
Net income (loss) available for common shareholder(s)	(1,185)	(250,044)	188,603
Common stock dividends	-	170,613	(125,456)

Retained earnings at end of year	$(4,938)	$(157,424)	$1,061,428